Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108149 of WPP Group plc on Form S-8 of our report dated May 28, 2004 relating to the statement of net assets available for benefits of the Ogilvy & Mather Profit Sharing Retirement and 401(k) Plan as of December 31, 2003, appearing in this Annual Report on Form 11-K of the Ogilvy & Mather Profit Sharing Retirement and 401(k) Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

New York, New York

June 24, 2005